Exhibit 99.1

Hampden Bancorp, Inc. Reports a 25% Increase in Six Month Net Income and Declares a 25% Increase in Cash Dividend

SPRINGFIELD, Mass.--(BUSINESS WIRE)--February 5, 2013--Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and six months ended December 31, 2012.

The Company had a $77,000 increase in net income for the three months ended December 31, 2012 to $771,000, or $0.14 per fully diluted share, as compared to $694,000, or $0.12 per fully diluted share, for the same period in 2011. The majority of the increase in net income is due to an increase in total non-interest income of $310,000. For the three months ended December 31, 2012, the Company had a $124,000, or 62.9%, increase in the gain on sales of loans to $321,000 compared to $197,000 for the same period in 2011. Due to interest rate risk, the Company has decided to sell the majority of its current originations of long-term fixed rate mortgages. The Company also had a $88,000, or 21.3%, increase in customer service fees; a $66,000, or 150%, increase in other non-interest income; and a $32,000, or 30.5%, increase in cash surrender value of bank-owned life insurance for the three months ended December 31, 2012 compared to the same period in 2011. The provision for loan losses increased $75,000 for the three month period ended December 31, 2012 compared to the same period in 2011 due to the increase in loan balances. The Company had a decrease in net interest income of $14,000 for the three months ended December 31, 2012 compared to the same period in 2011 due to a decrease in the net interest margin from 3.56% to 3.12%. For the three month period ended December 31, 2012, interest expense increased by $23,000, or 1.7%, compared to the three month period ended December 31, 2011. This increase in interest expense included an increase in borrowing interest expense of $122,000 due to an increase in balances partially offset by a decrease in deposit interest expense of $99,000 due to a decrease in rates. Non-interest expense increased $51,000, or 1.2%, for the three months ended December 31, 2012 compared to the three months ended December 31, 2011. The Company had a $135,000 increase in data processing services, a $69,000 increase in salaries and employee benefits, and a $21,000 increase in FDIC insurance expenses for the three months ended December 31, 2012 compared to the same period in 2011. Partial offsets to these increases were decreases in advertising, and other general and administrative expenses for the three months ended December 31, 2012 compared to the same period in 2011. The Company also had a $50,000 net loss on other real estate owned in the three months ended December 31, 2011 compared to no loss in 2012. Our combined federal and state effective tax rate was 37.0% for the three months ended December 31, 2012 compared to 34.2% for the same period in 2011.

The Company had a $303,000 increase in net income for the six months ended December 31, 2012 to $1.5 million, or $0.28 per fully diluted share, as compared to $1.2 million, or $0.20 per fully diluted share, for the same period in 2011. The provision for loan losses decreased $175,000 for the six month period ended December 31, 2012 compared to the same period in 2011 due to decreases in non-accrual and impaired loans and continued improvement in general economic conditions. For the six months ended December 31, 2012, the Company had a gain on the sale of loans of $516,000 compared to $306,000 for the same period in 2011, which contributed to the $455,000 increase in total non-interest income. In the six months ended December 31, 2012, the Company originated $19.0 million and sold $14.9 million residential mortgage loans compared to originations of $8.8 million and $11.1 million in sold loans for the six months ended December 31, 2011. Due to interest rate risk, the Company has decided to sell the majority of its current originations of long-term fixed rate mortgages. The Company also had a $101,000, or 11.0%, increase in customer service fees; a $75,000, or 48.4%, increase in other non-interest income; and a $69,000, or 34.0%, increase in cash surrender value of bank-owned life insurance for the six months ended December 31, 2012 compared to the same period in 2011. The Company had an increase in net interest income of $129,000 for the six months ended December 31, 2012 compared to the same period in 2011. For the six month period ended December 31, 2012, interest expense decreased by $153,000, or 5.1%, compared to the six month period ended December 31, 2011. This decrease in interest expense included a decrease in deposit interest expense of $307,000 due to a decrease in rates partially offset by an increase in borrowing interest expense of $154,000 due to an increase in balances. Non-interest expense increased $150,000, or 1.7%, for the six months ended December 31, 2012 compared to the six months ended December 31, 2011. The Company had a $182,000 increase in data processing services, a $77,000 increase in other general and administrative expenses, a $69,000 increase in salaries and employee benefits, and a $41,000 increase in FDIC insurance expenses for the six months ended December 31, 2012 compared to the same period in 2011. Partial offsets to these increases were decreases in advertising, and occupancy and equipment expenses for the six months ended December 31, 2012 compared to the same period in 2011. The Company also had a $50,000 net loss on other real estate owned in the six months ended December 31, 2011 compared to a $12,000 net gain in 2012. Our combined federal and state effective tax rate was 38.2% for the six months ended December 31, 2012 compared to 34.2% for the same period in 2011.

The Company’s total assets increased $31.7 million, or 5.1%, from $616.0 million at June 30, 2012 to $647.6 million at December 31, 2012. Net loans, including loans held for sale, increased $23.0 million, or 5.6%, to $430.3 million at December 31, 2012. The majority of the loan increase was in the commercial loan portfolio. Commercial construction loans increased $5.2 million, commercial loans increased $5.0 million and commercial real estate loans increased $4.9 million. The Company’s strategy continues to be focused on obtaining business loans. As of December 31, 2012, the Company had a $23.7 million increase in total non-funded outstanding loan commitments to $120.0 million compared to $96.3 million at June 30, 2012.

Non-performing assets totaled $6.0 million or 0.92% of total assets, at December 31, 2012 compared to $4.1 million, or 0.67% of total assets, at June 30, 2012. Total non-performing assets included $4.4 million of non-performing loans and $1.6 million of other real estate owned. From June 30, 2012 to December 31, 2012, commercial non-performing loans have increased $1.4 million; residential mortgage non-performing loans have increased $617,000; consumer, including home equity and manufactured homes, non-performing loans have increased $304,000; and commercial real estate non-performing loans have decreased $218,000. The increase in commercial non-accrual loans is due to one commercial loan with a $1.5 million balance. The Company believes that this loan is well secured and this situation is temporary. Impaired loans totaled $17.3 million as of December 31, 2012, of which $14.3 million, or 82.5%, are current with all payment terms. The Company has established $191,000 in specific reserves for impaired loans. When looking at the allowance for loan losses to total loans ratio of 1.19% and the allowance for loan losses to non-performing loans ratio of 116.60% at December 31, 2012, management believes the allowance is sufficient to cover estimated losses.

Total liabilities increased $32.4 million, or 6.1%, from $528.8 million at June 30, 2012 to $561.2 million at December 31, 2012. Deposits increased $24.3 million, or 5.6%, to $459.1 million at December 31, 2012 from $434.8 million at June 30, 2012. Money market accounts increased $24.4 million, demand deposits increased $6.7 million, and NOW accounts increased $115,000. Certificates of deposits decreased $5.3 million and savings accounts decreased $1.7 million. The Company’s focus remains to increase core deposits and reduce its time deposits.

Short-term borrowings, including repurchase agreements, increased $1.6 million, or 15.6%, to $11.9 million at December 31, 2012 from $10.3 million at June 30, 2012. This increase consisted of an increase of $4.5 million in short-term borrowings and a decrease of $2.9 million in repurchase agreements. Long-term debt increased $6.7 million, or 8.7%, to $83.3 million at December 31, 2012 from $76.7 million at June 30, 2012.

Stockholders’ equity decreased $664,000, or 0.8%, to $86.5 million at December 31, 2012 from $87.2 million at June 30, 2012. During the six months ended December 31, 2012, the Company purchased 199,419 shares of Company stock for $2.7 million, at an average price of $13.29 per share pursuant to the Company’s previously announced stock repurchase programs. A partial offset to the increase in treasury stock was a $1.1 million increase in retained earnings, a $570,000 increase in additional paid in capital, a $212,000 decrease in ESOP unearned compensation and a $205,000 decrease in equity incentive plan unearned compensation. Our ratio of capital to total assets decreased to 13.4% at December 31, 2012 compared to 14.2% at June 30, 2012. The Company’s book value as of December 31, 2012 was $14.91 compared to $14.60 at June 30, 2012.

Glenn S. Welch, CEO and President stated, “The bank continues to see improvements in the majority of its performance ratios. Our return on average assets, average equity, and non-interest income to total assets continue to increase while there have been positive reductions in our non-interest expense to total assets and in our efficiency ratio. As the expenses related to our initial public offering for employee benefits run off in the next quarter, we expect continued improvements on these expense ratios.

The net interest margin reduction is a concern and it will continue to be a concern due to the stagnant interest rate environment. The bank continues to reduce deposit rates while continuing to be competitive in the market place. Our asset yields continue to be above our peers and we continue to stress the importance of our relationships versus pure transactional pricing. The bank is undertaking a review of all expenses as well as seeking revenue enhancements in the form of additional fee income in an effort to offset the net interest margin decline.

We have been able to offset some of the margin decline by the strong demand for residential loans, which has led to significant fee income from sales in the secondary market. The backlog as of December 31, 2012 continues to be strong and we anticipate continued strong revenue from this source.

We look very positively on our year to date loan growth and the 20% increase in non-funded commitments since the beginning of this fiscal year. Our strategy to be structured more like a commercial bank in loans and deposits is taking hold as evidenced by our financial results. We continue to believe that we can grow faster than general market growth by being the preferred bank of choice for area businesses.”

The Company announced today that the Board of Directors of the Company declared an increase in the quarterly cash dividend to $0.05 per common share, payable on February 28, 2013, to shareholders of record at the close of business on February 15, 2013.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)
	At December 31,	At June 30,
	2012	2012
Selected Financial Condition Data:	(In Thousands)

Total assets	$647,634	$615,957
Loans, net (1)	430,253	407,271
Securities	149,989	143,851
Deposits	459,140	434,832
Short-term borrowings, including repurchase agreements	11,920	10,315
Long-term debt	83,329	76,661
Total stockholders' equity	86,496	87,160

(1) Includes loans held for sale of $3.0 million at December 31, 2012, and $927,000 at June 30, 2012.

	For The Three Months Ended December 31,		For The Six Months Ended December 31,
	2012	2011	2012	2011
Selected Operating Results:	(In thousands, except share data)		(In thousands, except share data)

Interest and dividend income, including fees	$6,121	$6,112	$12,330	$12,354
Interest expense	1,414	1,391	2,822	2,975
Net interest income	4,707	4,721	9,508	9,379
Provision for loan losses	175	100	225	400
Net interest income after provision for loan losses	4,532	4,621	9,283	8,979
Non-interest income	751	565	1,522	1,277
Gain on sales of loans, net	321	197	516	306
Non-interest expense	4,380	4,329	8,844	8,694
Income before income tax expense	1,224	1,054	2,477	1,868
Income tax expense	453	360	945	639
Net income	$771	$694	$1,532	$1,229

Basic earnings per share	$0.14	$0.12	$0.28	$0.20
Basic weighted average shares outstanding	5,401,349	5,861,220	5,448,576	6,029,351

Diluted earnings per share	$0.14	$0.12	$0.28	$0.20
Diluted weighted average shares outstanding	5,527,472	5,951,755	5,556,209	6,120,809

	For The Three Months Ended December 31,		For The Six Months Ended December 31,
	2012	2011	2012	2011
Selected Ratios:

Performance Ratios: (1)
Return on average assets (ratio of net income to average total assets)	0.48%	0.49%	0.49%	0.43%
Return on average equity (ratio of net income to average equity)	3.53%	3.09%	3.49%	2.68%
Average interest rate spread (2)	2.90%	3.25%	2.98%	3.20%
Net interest margin (3)	3.12%	3.56%	3.22%	3.52%
Efficiency ratio (4)	75.79%	78.95%	76.60%	79.31%
Non-interest expense to average total assets	2.72%	3.07%	2.81%	3.07%
Non-interest income to average total assets	0.67%	0.54%	0.65%	0.56%
Dividend pay-out ratio (5)	30.09%	26.39%	30.28%	29.80%

(1) Ratios for the three and six months ended December 31, 2012 and 2011 are annualized.
(2) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities, annualized.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets, annualized.
(4) The efficiency ratio represents non-interest expense for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.
(5) Dividends declared per share divided by basic net income per common share.

	At December 31,	At September 30,	At June 30,
	2012	2012	2012
Asset Quality Ratios:
Non-performing loans to total loans	1.02%	0.66%	0.56%
Non-performing assets to total assets	0.92%	0.68%	0.67%
Allowance for loan losses to non-performing loans	116.60%	184.12%	225.59%
Allowance for loan losses to total loans	1.19%	1.22%	1.26%

CONTACT:
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com